EXHIBIT 8.2


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                            MALIZIA SPIDI & FISCH, PC
                                ATTORNEYS AT LAW

1301 K STREET, N.W.                                             637 KENNARD ROAD
SUITE 700 EAST                                 STATE COLLEGE, PENNSYLVANIA 16801
WASHINGTON, D.C.  20005                                           (814) 466-6625
(202) 434-4660                                         FACSIMILE: (814) 466-6703
FACSIMILE: (202) 434-4661




October 5, 2000

Board of Directors
BUCS Federal
10455 Mill Run Circle
Owings Mills, Maryland  21117

Dear Board Members:

         You have requested an opinion from this firm regarding the tax consequences under the laws of the State of Maryland regarding the mutual-to-stock conversion (the "Conversion") of BUCS Federal (the "Savings Bank") to a federally-chartered capital stock savings institution (the "Stock Bank") and simultaneous acquisition of all the capital stock of the Stock Bank by a parent savings and loan holding company (the "Holding Company") pursuant to a Plan of Conversion adopted by the Board of Directors.

         You have previously received an opinion of counsel ("Federal Tax Opinion") stating that the Conversion of the Savings Bank under the Plan of Conversion would not result in adverse federal income tax consequences to the Savings Bank or to its account holders under the Internal Revenue Code of 1986, as amended ("Code"). The Federal Tax Opinion holds that the Conversion qualifies as a tax-free reorganization under Section 368(a)(1)(F) of the Code. The Federal Tax Opinion rendered is predicated upon Revenue Ruling 80-105, 1980-1 C.B.78, which holds that a similar transaction qualified as a tax-free reorganization under Section 368(a)(1)(F) of the Code. The Federal Tax Opinion provides that, based upon the facts and circumstances attendant to the Conversion of the Savings Bank, no adverse federal income tax consequences would result to the Savings Bank or its account holders by virtue of the implementation of the Plan of Conversion.

         Based upon the facts and circumstances attendant to the Conversion as detailed in the Plan of Conversion and as described in the Federal Tax Opinion, and the provisions of the Code and the Federal Tax Opinion rendered, it is our opinion that the laws of the State of Maryland will, for income tax purposes, treat the Conversion transaction as detailed in the Plan of Conversion in an identical manner as it is treated by the Internal Revenue Service for income tax purposes, and that under such state law no adverse income tax consequences will be incurred by either the Savings Bank or its account holders as a result of the implementation of the Plan of Conversion.



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MALIZIA SPIDI & FISCH, PC


Board of Directors
BUCS Federal
October 5, 2000
Page 2

         The opinion herein expressed specifically does not include, without limitation by the specification thereof, an opinion with respect to any franchise tax or capital stock taxes which might result from the implementation of the Plan of Conversion.

         This opinion is given solely for the benefit of the parties to the Plan of Conversion, the shareholders of Stock Bank and Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who purchase stock pursuant to the Plan of Conversion, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

         Finally, we hereby consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC ("Form AC") or similar filings of the Savings Bank filed with the Office of Thrift Supervision, the filing of this opinion as an exhibit to the Application H-(e)(1)S of the Holding Company to be filed with the Office of Thrift Supervision, and the filing of this opinion as an exhibit to the Holding Company's Registration Statement on Form SB-2 ("Form SB-2") to be filed with the Securities and Exchange Commission, and to reference to our firm in the prospectus contained in the Form AC, Form S-1 and documents related to this opinion.


                                                   Sincerely,



                                                   /s/Malizia Spidi & Fisch, PC
                                                   -----------------------------
                                                   Malizia Spidi & Fisch, PC